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SiRF TECHNOLOGY HOLDINGS, INC.

4th Quarter 2008 Financial Results

February 10, 2009

Dennis:	Good morning, this is Dennis Bencala, Chief Financial Officer at SiRF Technology. Welcome to our fourth quarter 2008 earnings conference call.

Please see our Q4 earnings release and the merger announcement that were issued earlier and are also available on SiRF’s Web site.

Participating on today’s call with me will be Dado Banatao, SiRF’s Executive Chairman and acting Chief Executive Officer, who is joining us internationally, and Kanwar Chadha, our Founder and Vice President of Marketing.

First, Dado will provide an overview of the merger transaction we announced, then I will take you through the numbers and guidance for our fourth quarter. Finally, Kanwar will provide further details on the strategic benefits of our planned combination with CSR.

But before I begin, I need to mention this call will contain forward-looking statements, which represent the current expectations and beliefs of management of SiRF concerning our financial results and outlook and the proposed merger of SiRF with CSR, including statements relating to anticipated financial and operating results, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. The forward-looking statements we make on this call, including our projections for Q1 2009, are based on our current expectations, including changes in our organization and strategic product development and planning and benefits related to these changes, and assessments related to revenue, gross margins, operating expenses, litigation expenses, DSO, 2008 and 2009 tax rate, earnings per share, our product portfolio and the strength of our company, among others.

These statements are not guarantees of future results and are subject to a significant number of risks and uncertainties. These risks and uncertainties include: the ability to obtain the approval of the transaction by SiRF’s stockholders and CSR’s shareholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction; the ability to realize the expected synergies from the transaction in the amounts or in the timeframe anticipated; the ability to integrate SiRF’s businesses into those of CSR’s in a timely and cost-efficient manner; the combined company’s ability to develop and market a multifunction radio product; weak current economic conditions and the difficulty in predicting sales, even in the short-term; factors affecting the quarterly results of each company such as our sales cycles, price reductions, dependence on and qualification of foundries, production capacity, uncertainty of demand, customer relationships, our product warranties, the impact of legal proceedings, the impact of litigation.

We ask that you keep these in mind in relying on any such statements of expectations. Information provided here speaks only as of this date and SiRF disclaims any duties to update the information herein.

For a more thorough discussion of the risks to which forward-looking statements are subject, please refer to our Press Release from earlier today and to our periodic reports filed with the SEC, including our Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. In particular, we refer you to “Item 1A. RISK FACTORS” of our Quarterly Report on Form 10-Q for the quarter ended September 27, 2008.

In addition, on this call and in our Press Release from earlier today, we discuss our financials on both a GAAP and non-GAAP basis. The non-GAAP financial measures included in our Press Release today and discussed on this call are included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with GAAP. The non-GAAP financial measures should enable investors to analyze our base financial and operating performance and to facilitate period-to-period comparisons and analysis of operating trends. Non-GAAP measures presented and discussed today or in our release, presentations and similar documents issued by us, exclude such charges as stock compensation charges, amortization of acquisition-related intangible assets and certain non-recurring, non-cash impairment charges. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP has been included in our Press Release.

Before I get into the details on the quarter, I’d like to introduce Dado, who will share his perspective on our announced merger with CSR.

Dado:	Thanks, Dennis.

This is Dado, thank you all for joining us on this momentous day for SiRF.

I am pleased to announce that SiRF will be merging with CSR in a stock-for-stock deal valued at $2.06 per share for SiRF stockholders. For those of you who are unfamiliar with CSR, CSR is a leading global provider of connectivity solutions including Bluetooth, FM and Wi-Fi technologies. CSR’s silicon and software solutions incorporate fully integrated radio, baseband and microcontroller elements. CSR’s customers include industry leaders such as Nokia, Samsung, LG, Apple, RIM, Sony, Garmin and Fujitsu.

Our transaction unites two market and technology leaders in their respective fields who together will be able to deliver a broad portfolio of innovative products that are critical to the rapid evolution of consumer electronics, mobile phones, mobile computers and automotive devices. We’re excited about the market opportunity, which is being driven by growing consumer demand for greater functionality.

Now, I would like to turn the discussion over to Dennis to summarize our Q4 financials.

Dennis:	Thank you, Dado. Let me briefly summarize our quarterly results.

SiRF recorded revenues for the fourth quarter 2008 of $47.3 million.

The fourth quarter 2008 sales breakdown by product platform was slightly less than 60% in automotive, approximately 35% in wireless and less than 10% in consumer platforms. Q4 revenue was comprised of $ 44.1 million of product sales and approximately $3.2 million of license royalty and service fees.

SiRF’s GAAP gross profit for the fourth quarter 2008 was $19.2 million or 40.6% of net revenue. Q4 GAAP gross profit includes stock compensation charges of $0.3 million and amortization of acquisition-related intangible assets of $2.3 million.

SiRF’s non-GAAP gross profit for the fourth quarter 2008 was $21.8 million or 46.1% of net revenue. Q4 non-GAAP gross profit excludes stock compensation charges of $0.3 million and amortization of acquisition-related intangible assets of $2.3 million. However the non-GAAP gross margin includes the writeoff of excess and obsolute inventory.

SiRF’s GAAP net loss for the fourth quarter of 2008 was ($17.4) million or a loss of ($0.28) per diluted share based on 62.6 million diluted weighted average shares outstanding.

The fourth quarter 2008 net loss includes $9.1 million of stock compensation expense, $3.3 million in amortization of the acquisition-related intangible assets, $2.1 million of restructuring charges, $0.9 million gain on divestiture and $6.0 million for the release of funds held in escrow in connection with a previous acquisition.

We recorded a non-GAAP net loss in the fourth quarter of fiscal 2008 of ($9.8) million or a loss of ($0.16) per diluted share.

Non-GAAP net loss for the third quarter of fiscal 2008 excludes $9.1 million of stock compensation expense, $3.3 million in amortization of acquisition-related intangible assets, $2.1 million of restructuring charges, $0.9 million gain on the spin-off of SiRF Sweden and $6.0 million for the release of funds held in escrow in connection with a previous acquisition.

Our GAAP operating expenses were at $43.6M down from $46.9M in Q3 2008. A decrease of $3.3M.

SiRF had two 10% or greater customers, a direct customer and Promate, our Taiwanese distributor which supplies several of our PND customers as well as other Taiwanese OEMs.

Headcount at the end of the fourth quarter was 571 versus 652 at the end of Q3 2008. This reduction in headcount is a result of the additional reduction in force announced in December and to a lesser extent some employee attrition.

Q4 DSO was 32 days compared to 55 days in Q3. The decrease in DSO is primarily due to robust collections as well as higher sales volume in the beginning of the quarter. Inventory turns in Q4 were at 6.3, down from 6.7 in Q3 as the Company continues to manage inventory, however, due to the lower sales the inventory turnover is slightly lower.

SiRF had cash, cash equivalents and short-term investments of approximately $116 million as of December 27, 2008, compared to approximately $100 million at September 27, 2008.

The geographic revenue for the quarter by region was Asia-Pacific at 61%, US and Americas at 20%, Europe at 12%, and the rest of the world at 6%.

And now I’ll turn to our Q1 2009 outlook.

Although we have seen increasing traction from our newer products we remain cautious in our outlook due to the prevailing macro-economic uncertainties.

As a result, we are guiding Q1 revenues in the range of $30 million to $35 million and non-GAAP EPS from a loss of $0.18 cents to a loss of $0.23 cents, which incorporates the quarterly benefits of our previously announced annualized restructuring operating expense reductions of approximately $34 – $36 million. This assumes an 11% pro forma tax rate for the year.

Although we do not provide the specific gross margin guidance, we expect our Q1 non-GAAP gross margins to be flat to slightly higher than our Q4 2008 non-GAAP gross margins.

Now I will turn it over to Kanwar to talk about the planned strategic merger with CSR.

Kanwar:	Thanks, Dennis.

I would like to talk to you about our important announcement regarding our planned merger with CSR. We are bringing together two innovative market leaders in the GPS location and Bluetooth connectivity fields to create a global leader in connectivity and location platforms.

First let me describe the terms. Our two companies will merge in a stock-for-stock transaction in which SiRF stockholders will receive 0.741 of a CSR share for each share of SiRF common stock they own. Based on the closing stock price for CSR on February 09, 2009, this consideration would be equivalent to $2.06 of CSR stock for each SiRF share. This represents a premium to SiRF stockholders of approximately 91% over SiRF’s closing stock price on February 09, 2009. Upon closing of the transaction, SiRF stockholders are expected to own approximately 27% and CSR shareholders are expected to own approximately 73% of the combined company. The transaction is expected to be tax-free for SiRF stockholders.

The Boards of Directors of both companies have unanimously approved the transaction, which is expected to close in the second quarter of 2009.

We are very excited about this transaction which we see as an opportunity to win first mover status and build a franchise in wireless connectivity and location in consumer devices. At the heart of this transaction is a shared strategic vision for how to deliver what customers are asking for. We expect to grow revenues through a broader product portfolio, cross selling and the marriage of our R&D product roadmaps. And we expect to improve margins by eliminating redundancies and realizing economies of scale.

Combining SiRF’s and CSR’s technologies will enable us to provide one-stop shopping for customers who want multiple connectivity and location technologies on a mobile handset, mobile navigation device, mobile internet device, automotive system, and a broad range of new and exciting consumer electronics such as digital cameras and mobile gaming devices. Together with CSR, we can accelerate our strategic plans designed to realize growth opportunities faster than either company could on its own, diversify our revenues and capitalize on market opportunities to enhance shareholder value.

As you know, SiRF is a world leader in creating technologies that confer “location awareness” or “location intelligence” to a wide range of consumer products. We are a leader in the GPS Location business with core expertise in GNSS & multi-function System-on-Chip location platforms.

As Dado explained, CSR is a leading global provider of connectivity solutions such as Bluetooth, FM, and Wi-Fi. Their BlueCore Integrated Circuits are used in abroad range of applications including:

•	Mobile phones;

•	Wireless headsets;

•	Mobile computers;

•	In-car communication systems and many consumer electronics devices.

CSR has launched a range of new and innovative products such as The BlueCore7, that combines Bluetooth with FM transmit & receive, Bluetooth low energy that is generating good excitement in their customer base.

MusiCore is CSR’s innovative and unique Bluetooth enabled audio system on a chip that enables music phones with 100 hours of high quality music playback, plus Bluetooth functionality.

UniFi is CSR’s embedded Wi-Fi technology with extremely low power consumption and industry-leading coexistence, which is generating good customer momentum and they have just launched the next generation product.

Both SiRF and CSR are in large and growing markets. Each company is seeing growing demand in the market for the combination of mobile connectivity and location services. In fact, one of the largest mobile phone providers is saying that in the next three to five years, every phone they sell will carry location applications. In the automotive space, adding hands free connectivity through Bluetooth/ WiFi to location applications will be increasingly valuable. Laptops, notebooks, mobile gaming and mobile internet devices are increasingly carrying location applications and short range connectivity solutions. And in consumer electronics generally, more and more devices are adding connectivity as well as location. For example, in digital cameras, user experience is significantly enhanced by tagging location of where a photo was taken in addition to time and then wirelessly transmitting it to computer when you get home and creating a richer album.

We serve common markets with complementary strengths and this merger anticipates the direction that our markets are moving in. This strategic combination of market leaders will create a global company with significant commercial, operational and technical scale. We will be uniquely positioned to capitalize on the large and growing multifunction consumer electronics market opportunity. The combination will create the single largest pure-play provider of integrated connectivity and location platforms and will be one of the top 10 fabless semiconductor companies in the world.

Combining CSR’s impressive product suite and roadmap with SiRF’s leading GPS location product set and core expertise in GNSS and multifunction SoC location platforms will create a compelling stable of technologies to address our customer needs. As such, we believe that this transaction will significantly enhance competition in the marketplace.

The combined company will have significant R&D resources to deliver a broader portfolio of innovative location and connectivity solutions to customers. SiRF’s and CSR’s respective teams of industry-leading experts will drive innovation, including the ability to meet the significant customer demand for high performance location and connectivity features on smaller, lower power chips.

Differentiation and multi-functionality are the key trends in consumer electronics. The trade off that every customer must make is with device size and battery life. Location and connectivity are now an integral part of devices rather than an afterthought and by merging with CSR, we will be able to pool our efforts to design chips that combine these two functions seamlessly, taking up less space and using up less power. SiRF’s and CSR’s technology experts are world class and will be a formidable team. R&D efforts will continue to support each company’s existing product lines and also be focused on the delivery of additional multifunction radio chips which combine CSR’s Bluetooth and other connectivity capabilities with SiRF’s GPS and GNSS technologies.

Through this transaction, we will become the first pure play provider of market leading location and connectivity solutions. And the market opportunity is huge. At the moment, we estimate that 1.5 to 2 billion consumer devices per year could benefit by carrying location and connectivity features.

The companies expect a combination of CSR and SiRF will deliver significant cost savings from gross margin improvements and reduced R&D, sales and marketing and overhead costs. The companies expect that annual cost synergies of at least $35 million can be achieved through steps that can be implemented within 60 days post completion of this transaction.

The combined company is expected to have a strong balance sheet and cash position. At the end of fiscal year 2008, on a pro forma basis, the combined company had $378 million in cash and no bank debt.

Finally, a word about next steps. The transaction requires the approval of SiRF and CSR stockholders, SEC registration of CSR’s shares and other customary regulatory approvals. As I said, we expect to close the transaction in the second quarter of 2009.

In summary, bringing together SiRF and CSR creates a global leader in connectivity and location platforms, a company with significant commercial, operational and technical scale, uniquely positioned to capitalize on the large and growing multifunction consumer electronics market opportunity. Culturally, our companies are similar. We have both successfully competed against much larger companies in our respective fields through innovative technology, and we intend to take advantage of the strengths inherent in our combination to take our business to the next level and create a more competitive environment in the market place.

Our combined product roadmap will offer next generation solutions and the combined company will have the ability to meet significant customer demand for high performance location and connectivity features on smaller, lower power chips. While creating the single largest provider of integrated connectivity and location platforms, the transaction is expected to provide substantial synergy opportunities and be significantly accretive.

At this time we’ll open it up to questions from callers. We ask you to please focus your questions on the transaction. As always, if you have any questions regarding earnings, please follow up with Dennis.

Q&A

Kanwar:	Thank you for your questions. I am very excited about this transaction and the huge opportunities it makes possible. The combination of SiRF and CSR unites two companies with a shared market vision that share a strong commitment to innovation, their customers, shareholders and employees. I would like to express my thanks to SiRF’s employees for all their hard work up to this point. This transaction is a testament to them. CSR is the right partner to create additional growth opportunities for our company, and we believe that both our companies will benefit significantly by being part of a larger, dynamic and growing organization. We look forward to working with the CSR team to ensure an effective and seamless transition.

That concludes today’s call. Thank you for participating.

FORWARD LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of SiRF Technology Holdings, Inc. (“SiRF”) concerning the proposed merger of SiRF with SiRF Acquisition Sub, Inc., a direct, wholly-owned subsidiary of CSR (“CSR”) (the “merger”) and other future events and their potential effects on SiRF, including, but not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of our management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. Actual results may differ materially from the results anticipated in these forward looking statements. The risks and uncertainties we face include, without limitation: the ability to obtain the approval of the transaction by SiRF’s stockholders and CSR’s shareholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and timeframe; the possibility that the merger does not close when expected or at all, or that the companies may be required to modify aspects of the merger to achieve regulatory approval; the ability to realize the expected cost and revenue synergies from the transaction in the amounts or in the timeframe anticipated; the ability to integrate SiRF’s businesses into those of CSR in a timely and cost-efficient manner; the development of the markets for SiRF’s and CSR’s products, the combined company’s ability to develop and market a multifunction radio product containing our GPS-based location technology and CSR’s Bluetooth technology in a timely fashion; weak current economic conditions, uncertain future economic conditions and the difficulty in predicting sales, even in the short-term; factors affecting the quarterly results of SiRF, CSR and the combined Company, sales cycles, price reductions, dependence on and qualification of foundries to manufacture the products of SiRF, CSR and the combined company, production capacity, the ability to adequately forecast demand, customer relationships, the ability of SiRF, CSR and the combined company to compete successfully, our product warranties, the impact of legal proceedings, the impact of the intellectual property indemnification practices of SiRF, CSR and the combined company; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. In particular, we refer you to “Item 1A. RISK FACTORS” of our Quarterly Report on Form 10-Q for the quarter ended September 27, 2008 filed with the Securities and Exchange Commission, for additional information regarding the risks and uncertainties discussed above as well as additional risks and uncertainties that may affect our actual results. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this communication (or any earlier date indicated in this communication) and SiRF undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed merger transaction involving SiRF and CSR. In connection with the proposed merger, CSR intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form F-4 containing a proxy statement/prospectus for the stockholders of SiRF and each of SiRF and CSR plan to file other documents with the SEC regarding the proposed merger transaction. The definitive proxy statement/prospectus will be mailed to stockholders of SiRF. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SIRF’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH

THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. THIS ANNOUNCEMENT DOES NOT CONSTITUTE, OR FORM PART OF, AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. Investors and stockholders will be able to obtain, without charge, a copy of the proxy statement/prospectus, as well as other relevant documents containing important information about SiRF and CSR at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. SiRF’s stockholders will also be able to obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents when they become available by directing a request by mail or telephone to SiRF, 217 Devcon Drive, San Jose, CA, 95112-4211, Attention: Investor Relations, +1 (408) 392-8480 or CSR, Unit 400, Cambridge Science Park, Milton Road, Cambridge, CB4-0WH, United Kingdom, Attention: Investor Relations, +44 (0) 1223 692 000.

SiRF and its directors and executive officers, CSR and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from SiRF’s stockholders with respect to the proposed merger. Information about SiRF’s directors and executive officers and their ownership of SiRF’s common stock is set forth in SiRF’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and SiRF’s revised proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on July 3, 2008. SiRF has been informed by CSR that none of CSR’s directors and executive officers holds any direct or indirect interests in SiRF. Stockholders may obtain additional information regarding the interests of SiRF and its directors and executive officers and CSR and its directors and executive officers in the proposed merger, which may be different than those of SiRF’s stockholders generally, by reading the proxy statement/prospectus and other relevant documents regarding the proposed merger, when filed with the SEC.